Calculation of Filing Fee Tables
S-8
CrowdStrike Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Equity Class A Common Stock, $0.0005 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	Other	5,067,266	$ 366.40	$ 1,856,646,262.40	0.0001381	$ 256,402.85
2	Equity	Class A Common Stock, $0.0005 par value per share, reserved for issuance pursuant to the Amended and Restated 2019 Employee Stock Purchase Plan	Other	2,533,633	$ 366.40	$ 928,323,131.20	0.0001381	$ 128,201.42
Total Offering Amounts:						$ 2,784,969,393.60		$ 384,604.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 384,604.27
Offering Note
[1]	Note 1(a): In the event of a stock split, stock dividend or similar transaction involving the Registrant's Class A common stock, $0.0005 par value per share ("Class A Common Stock"), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). Note 1(b): Represents 5,067,266 shares of Class A Common Stock available for future issuance under the 2019 Equity Incentive Plan by reason of the automatic increase provisions therein. Note 1(c): Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant's Class A Common Stock on The Nasdaq Global Select Market on February 27, 2026. Note 1(d): Rounded to the nearest cent. Note 1(e): The Registrant does not have any fee.

[2]	Note 2(a): In the event of a stock split, stock dividend or similar transaction involving the Registrant's Class A common stock, $0.0005 par value per share ("Class A Common Stock"), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). Note 2(b): Represents 2,533,633 shares of Class A Common Stock available for future issuance under the Amended and Restated 2019 Employee Stock Purchase Plan by reason of the automatic increase provisions therein. Note 2(c): Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant's Class A Common Stock on The Nasdaq Global Select Market on February 27, 2026. Note 2(d): Rounded to the nearest cent. Note 2(e): The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A